Exhibit 99.1

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Colonial Properties Trust Reports Results for Second Quarter 2007
— Announces Quarterly Dividend on Common Shares —
BIRMINGHAM, Ala., July 26, 2007 — Colonial Properties Trust (NYSE: CLP), a multifamily- focused real estate investment trust (REIT) with extensive commercial development and management capabilities, today reported results for the quarter ending June 30, 2007. Earnings per diluted share (EPS) were $6.46 or $302.9 million for the quarter ended June 30, 2007, compared with $0.62 per diluted share or $28.5 million reported for the same period in 2006. The increase is due to the net gains of $328.9 million, primarily associated with the office and retail joint venture transactions, and the sale of certain non-core retail assets that occurred in the second quarter of 2007, as previously reported. EPS for the six months ended June 30, 2007 were $7.16 or $334.8 million as compared to $0.74 per diluted share or $33.9 million for the same period in 2006.
Funds from Operations (FFO), a widely accepted measure of REIT performance, for the second quarter 2007 were $0.35 per diluted share or $20.2 million, compared with $0.88 per diluted share or $49.7 million in the same period a year ago. FFO in the second quarter of 2007 included $0.32 per diluted share or $18.2 million of transaction related and other charges incurred in connection with the completion of the company’s strategic initiative to become a multifamily-focused REIT, as further described below. Excluding the impact of the transaction related and other charges, FFO would have been $0.67 per diluted share or $38.4 million for the second quarter 2007. The decrease in FFO per share, excluding the impact of these transaction related and other charges, was primarily due to the net disposition of assets and a reduction in gains recognized from for-sale residential activities. The net dispositions of assets resulted in a reduction of the company’s overall leverage (debt plus preferred stock as a percentage of undepreciated book basis) from 62 percent at June 30, 2006 to 59 percent at June 30, 2007. FFO for the six months ended June 30, 2007 totaled $1.12 per diluted share or $64.1 million, as compared to $1.69 per diluted share or $95.5 million for the same period in 2006.
A reconciliation of net income available to common shareholders to FFO (including and excluding the transaction related and other charges) is included in the financial tables accompanying this press release.
Multifamily Operating Performance
Net operating income (NOI) for the second quarter 2007 increased 5.0% compared to the second quarter of 2006, for the 24,732 apartment homes included in consolidated same-property results. This represents the 15th consecutive quarter of year-over-year same property NOI growth for the company’s multifamily operations. Our multifamily revenue growth continued its accelerating trend for the fourth consecutive quarter with revenues increasing 5.2% and expenses increasing 5.7% compared to the second quarter of 2006. On a sequential basis, second quarter 2007 multifamily same-property NOI increased 3.6% compared to the first quarter 2007, with revenues increasing 3.1% and expenses increasing 2.2% compared with the prior quarter. For the six months

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

ended June 30, 2007, multifamily same-property NOI increased 5.1%, with revenue growth of 5.0% and expense growth of 4.8% compared to the same period in 2006. Same-property physical occupancy as of June 30, 2007 was 96.5%, compared to 96.0% for the second quarter of 2006 and 96.4% in the first quarter of 2007.
“With fifteen consecutive quarters of positive same property NOI growth, the core operations of our multifamily portfolio continue to produce solid results”, said Reynolds Thompson, Chief Executive Officer of Colonial Properties Trust. “Our major markets continue to demonstrate strong fundamentals, which we believe will allow us to achieve the high end our same-property NOI growth guidance range for 2007.”
Multifamily Development Activity
At the end of the second quarter 2007, including joint venture development activity, the company had 4,396 apartment homes under construction, with a total expected investment of approximately $430 million. The company’s current multifamily development pipeline includes 12 wholly-owned communities comprising 3,736 units with a total expected investment of $405 million and two joint venture communities under development comprising 660 units, with the company’s pro-rata portion of the total investment anticipated to be $25 million. The development pipeline is geographically diversified in high-growth Sunbelt markets such as Charlotte, NC, Austin, TX, Las Vegas, NV, and Phoenix, AZ.
Commercial and For-Sale Residential Development
At the end of the second quarter 2007, including joint venture development activity, the company had three office and eight retail projects under construction, with a total expected investment of approximately $330 million. The three office development projects are expected to comprise 500,000 square feet of class A office space, and the eight retail projects are expected to comprise 1.5 million square feet. As a part of the company’s current business strategy, these commercial developments will generally be sold into joint ventures upon completion and the capital will be recycled into additional development opportunities.
Additionally, at the end of the second quarter 2007, the company had ten active for-sale residential development projects, with an expected total investment of approximately $275 million. The for-sale residential development projects are comprised of seven condominium/townhouse developments with 594 units and three residential lot developments with over 800 lots. During the second quarter 2007, the company recognized $0.02 per diluted share from condominium sales and the sale of land out parcels in EPS and FFO.
In July 2007, the company sold Colonial Pinnacle Craft Farms I, a 250,000 square foot retail development in Gulf Shores, AL, for a total sales price of $53.8 million. The company retained a 15% ownership in the asset and will continue to manage and lease the asset. The company expects to recognize a gain of approximately $0.07 per diluted share (EPS and FFO) in the third quarter of 2007 as a result of this sale.

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Completion of Strategic Initiative — Special Dividend of $10.75 per share
As announced on July 13, 2007, the company completed its major strategic initiative to become a multifamily-focused REIT. The company closed the office joint venture with DRA Advisors LLC (DRA) on June 15, 2007 and the retail joint venture with OZRE Retail, LLC (OZRE) on June 20, 2007. Additionally, as part of the strategic initiative, the company sold outright 16 non-core retail assets for a total sales price of $265.8 million. Two of the outright retail sales occurred in the first quarter, one in the second quarter, and the remaining 13 occurred in July 2007. As a result of these transactions, representing a combined transaction value of $1.75 billion, the company paid a special dividend of $10.75 per common share on June 27, 2007.
As stated in the July 13th release, Reynolds Thompson said, “The closing of the outright sales and joint venture transactions completes the execution of our strategic initiative to become a multifamily-focused REIT. These transactions have allowed us to capitalize on the current market conditions for our commercial assets and maximize the value of these assets for our shareholders. Our capital and resources are now primarily focused on the multifamily business, which positions us to benefit from strong multifamily fundamentals and our robust development pipeline. Our mixed-use and commercial development capabilities will complement the multifamily business and add additional value to the company. We believe this strategy will allow us to grow our earnings more rapidly, and generate a market value more reflective of the quality of our people and real estate assets.”
During the second quarter 2007, we recorded $0.32 per diluted share, or $18.2 million of transaction related and other charges primarily related to the completion of the company’s strategic initiative transactions. The transaction related and other charges are comprised of the following: 1) prepayment penalties on the retirement of debt of $29.2 million, offset by the write-off of $16.4 million of the mark-to-market intangibles and debt costs on the associated debt repaid, 2) severance charges of $1.5 million, 3) a $1.4 million charge resulting from the initiation of the company’s defined benefit pension plan termination, and 4) an impairment charge of $2.5 million related to the sale of one of the non-core retail assets. In addition to these transaction related and other charges, the company anticipates an additional charge of approximately $2.0 million to be recorded in the 4th quarter of 2007, related to the termination of the company’s defined benefit pension plan. The additional charge related to the termination of the company’s pension plan is reflected in the company’s revised guidance provided below.
Acquisition/Disposition Activity
During the second quarter 2007, the company acquired the remaining 65 percent interest in one 312-unit apartment community located in Savannah, GA from one of our existing joint venture partners for a purchase price of $20.3 million, and a 20 percent interest in one 319-unit apartment community located in Raleigh, NC, for a purchase price of $6.4 million.
In addition to the office and retail dispositions discussed above, during the second quarter 2007, the company disposed of four wholly-owned apartment communities, consisting of 1,051 units with an average age of 24 years for a total sales price of $94.7 million, representing a weighted-average cap rate of 5.9%. Subsequent to quarter end, the company and its partner DRA Advisors LLC disposed

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

of the Las Olas Centre, a 469,199 square-foot Class A office asset located in Fort Lauderdale, FL for a total sales price of $230.9 million, or $492 per square-foot. The company is a 15 percent partner in the joint venture and DRA Advisors LLC is an 85 percent partner.
For additional details regarding the company’s disposition and investment activities, see the company’s Supplemental Financial Highlights available on the company’s website at www.colonialprop.com.
Financing Activities
      Redemption of Series E Depositary Shares
On May 30, 2007 the company redeemed all of its outstanding 4,190,414 Depositary Shares, each representing 1/100 of a 7.62 percent Series E Cumulative Redeemable Preferred Share. The redemption price was $25.00 per Series E Depositary Share plus accrued and unpaid dividends for the period from April 1, 2007 through and including the redemption date, for an aggregate redemption price per Series E Depositary Share of $25.3175, or $106.1 million in total.
      Secured Mortgage Payoffs
During the second quarter 2007, the company repaid $409 million of secured mortgages associated with 37 multifamily properties. In conjunction with the repayment, the company incurred $29.2 million of prepayment penalties, which was offset by the write-off of $16.7 million of the mark-to-market intangibles on the associated mortgage debt repaid. The weighted average interest rate of the mortgages repaid was 7.0%.
      $500 million Unsecured Line of Credit Amendment
On June 21, 2007, the company, through its operating partnership, Colonial Realty Limited Partnership (CRLP), amended its existing $500 million unsecured line of credit (the Credit Facility) and repaid its outstanding $100 million unsecured term loan. The amended Credit Facility has a maturity date of June 21, 2012. Based on CRLP’s current unsecured debt rating, the revolving loans currently bear interest at a rate of LIBOR plus 75 basis points. The Credit Facility includes a competitive bid feature that will allow CRLP to convert up to $250 million under the Credit Facility to a fixed rate for a fixed term not to exceed 90 days. The Credit Facility contains various covenants and events of default that could trigger early repayment obligations, including, but not limited to: nonpayment, violation or breach of certain covenants, failure to perform certain covenants beyond a cure period, and generally not paying for debts as they become due.
      Repayment of $175 million Unsecured Senior Notes
On July 16, 2007, the company repaid its $175 million 7.0% unsecured senior notes, which matured on that date.
Quarterly Dividend on Common Shares
On July 25, 2007, the Colonial Properties Trust Board of Trustees approved a dividend of $0.68 per common share, payable on August 13, 2007 to shareholders of record as of August 6, 2007, representing an ex-dividend date of August 2, 2007.

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

EPS and FFO per share Guidance
The company’s guidance for the full-year 2007 for diluted EPS and FFO per share is set forth and reconciled below:

Full-Year 2007 Range
Low - High
Diluted EPS	$7.55 - $7.85
Plus: Real Estate Depreciation & Amortization	2.75 - 2.75
Less: Gain on Sale of Assets	(8.05) - (8.25)

Diluted FFO per share
(including transaction related and other charges)	$2.25 - $2.35
Transaction related and other charges	$0.35 - $0.35

Diluted FFO per share
(excluding transaction related and other charges)	$2.60 - $2.70
Additionally, following are certain items included in the above 2007 guidance:
•	Multifamily same-property growth in net operating income: 4.5 -5.5 percent

•	For sale income from the company’s taxable REIT subsidiary: $0.30 — $0.40 EPS and FFO per share

•	Land/out parcel sales: $0.06 — $0.08 EPS and FFO per share
The company’s guidance is based on a number of assumptions, many of which are outside the company’s control and all of which are subject to change. The company’s guidance may change if actual results vary from these assumptions.
Conference Call and Supplemental Materials
The company will hold its quarterly conference call Thursday, July 26 at 1:00 p.m. Central Time. The call will include a review of the company’s second quarter performance and a discussion of the company’s strategy and expectations for the future.
To participate, please dial 1-877-500-9123. As with previous calls, a replay will be available for one week by dialing 1-800-642-1687; the conference ID is 9973394. Access to the live call and a replay will also be available through the company’s website at www.colonialprop.com under “Investor Services: General Information: Presentations.”
Colonial Properties produces a supplemental information package that provides detailed information regarding operating performance, investing activities and the company’s overall financial position. For a copy of Colonial Properties’ detailed Supplemental Financial Highlights, please visit the company’s website at www.colonialprop.com under the “Investor Services: Financial Information and Filings” tab, or contact Jerry Brewer in Investor Relations at 1-800-645-3917.

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Colonial Properties Trust is a multifamily-focused real estate investment trust (REIT) that creates additional value for its shareholders by managing commercial assets through joint venture partnerships and aggressively pursuing development opportunities. As of June 30, 2007, the company owned or managed 38,715 apartment units, 16.8 million square feet of office space and 12.1 million square feet of retail shopping space located in key Sunbelt states from Virginia to California. Headquartered in Birmingham, Ala., Colonial Properties is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index. For more information, please visit the company’s website at www.colonialprop.com.
Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Estimates of future earnings are, by definition, and certain other statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance, achievements or transactions to be materially different from the results, performance, achievements or transactions expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, real estate conditions and markets; performance of affiliates or companies in which we have made investments; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; the effect of any rating agency action; the cost and availability of new debt financings; level and volatility of interest rates or capital market conditions; effect of any terrorist activity or other heightened geopolitical crisis; or other factors affecting the real estate industry generally.
Except as otherwise required by the federal securities laws, the company assumes no responsibility to update the information in this press release.
The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company’s results.
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CONTACT:	Colonial Properties Trust
Jerry A. Brewer, senior vice president, corporate treasury, 1-800-645-3917

COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2007
BALANCE SHEET
($ in 000s)

	As of	As of
	6/30/2007	12/31/2006
ASSETS
Real Estate Assets
Operating Properties	$2,624,623	$3,601,883
Undeveloped Land & Construction in Progress	515,653	434,196

Total Real Estate, before Depreciation	3,140,276	4,036,079

Less: Accumulated Depreciation	(280,535)	(420,374)
Real Estate Assets Held for Sale, net	189,349	381,445

Net Real Estate Assets	3,049,090	3,997,150

Cash and Equivalents	186,246	87,647
Restricted Cash	10,518	15,907
Accounts Receivable, net	29,961	26,138
Notes Receivable	36,356	61,269
Prepaid Expenses	14,374	19,519
Deferred Debt and Lease Costs	16,878	42,258
Investment in Unconsolidated Subsidiaries	123,308	92,892
Other Assets	36,381	88,997

Total Assets	$3,503,112	$4,431,777

LIABILITIES
Long-Term Liabilities
Unsecured Credit Facility	$27,000	$185,000
Notes and Mortgages Payable	1,777,464	2,165,884
Mortages Payable Related to Real Estate Assets Held for Sale	47,000	47,022

Total Long-Term Liabilities	1,851,464	2,397,906

Other Liabilities	134,928	150,760

Total Liabilities	1,986,392	2,548,666

MINORITY INTEREST & EQUITY

Limited Partners’ Interest in Consolidated Partnership	3,356	7,406

Preferred Shares and Units, at Liquidation Value
Series B 7 1/4%, Preferred Units	100,000	100,000
Series D 8 1/8%, Preferred Shares	125,000	125,000
Series E 7 5/8%, Preferred Shares	—	104,760

Total Preferred Shares and Units, at Liquidation Value	225,000	329,760

Common Equity, including Minority Interest in Operating Partnership	1,288,364	1,545,945

Total Equity, including Minority Interest	1,516,720	1,883,111

Total Liabilities and Equity	$3,503,112	$4,431,777

SHARES & UNITS OUTSTANDING, END OF PERIOD
(shares and units in 000s)

	As of	As of
	6/30/2007	12/31/2006
Basic
Shares	46,919	46,145
Operating Partnership Units (OP Units)	10,220	10,579

Total Shares & OP Units	57,139	56,724

Dilutive Common Share Equivalents	640	536

Diluted
Shares	47,559	46,681
Total Shares & OP Units	57,779	57,260

2Q07	- 1 -	NYSE: CLP

COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2007
CONSOLIDATED STATEMENTS OF INCOME
($ in 000s, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Revenue
Minimum Rent	$96,291	$93,464	$196,327	$186,726
Tenant Recoveries	4,430	5,600	9,664	11,652
Other Property Related Revenue	10,112	7,943	18,517	14,597
Construction Revenues	8,068	7,785	20,853	19,925
Other Non-Property Related Revenue	5,312	4,592	8,549	8,700

Total Revenue	124,213	119,384	253,910	241,600

Operating Expenses
Operating Expenses:
Property Operating Expenses	27,483	25,473	54,742	49,919
Taxes, Licenses, and Insurance	12,974	12,173	26,651	24,664

Total Property Operating Expenses	40,457	37,646	81,393	74,583

Construction Expenses	7,495	7,657	19,866	19,026
Property Management Expenses	3,958	2,831	7,448	6,542
General and Administrative Expenses	7,814	4,483	13,929	9,746
Management Fee and Other Expenses	4,218	3,453	7,161	5,993
Restructuring Charges	1,528	—	1,528	—
Depreciation	31,806	31,789	65,920	64,985
Amortization	3,182	3,329	8,906	9,038

Total Operating Expenses	100,458	91,188	206,151	189,913

Income from Operations	23,755	28,196	47,759	51,687

Other Income (Expense)
Interest Expense & Debt Cost Amortization	(28,445)	(30,326)	(57,109)	(61,507)
Losses on Retirement of Debt	(12,490)	—	(12,556)	(628)
Interest Income	2,093	2,405	4,225	3,936
Income (Loss) from Partially-Owned Investments	(2,090)	(1,433)	4,723	(2,005)
Gain on Hedging Activities	352	87	345	2,551
Gain on Sale of Property, net of income taxes of $357 (Q2) and $1,104 (YTD) in 2007 and $807 (Q2) and $1,320 (YTD) in 2006	289,563	30,760	290,888	38,092
Other	(291)	(350)	(519)	(1,146)

Total Other Income (Expense)	248,692	1,143	229,997	(20,707)

Income before Minority Interest & Discontinued Operations	272,447	29,339	277,756	30,980

Minority Interest
Minority Interest of Limited Partners	81	229	225	76
Minority Interest in CRLP — Preferred	(1,813)	(1,813)	(3,625)	(3,625)
Minority Interest in CRLP — Common	2,132	(3,818)	2,305	(2,598)

Total Minority Interest	400	(5,402)	(1,095)	(6,147)

Income from Continuing Operations	272,847	23,937	276,661	24,833

Discontinued Operations
Income from Discontinued Operations	2,683	8,234	7,909	13,388
Gain on Disposal of Discontinued Operations, net of income taxes of $156 (Q2) and $1,684 (YTD) in 2007 and $3,321 (Q2) and $4,590 (YTD) in 2006	39,336	8,537	74,137	17,737
Minority Interest in CRLP — Common	(7,701)	(2,856)	(15,141)	(5,462)
Minority Interest of Limited Partners	(31)	(1,728)	(73)	(2,674)

Income from Discontinued Operations	34,287	12,187	66,832	22,989

Net Income	307,134	36,124	343,493	47,822

Dividends to Preferred Shareholders	(3,870)	(5,705)	(8,361)	(11,804)
Preferred Share Issuance Costs	(330)	(1,924)	(330)	(2,083)

Net Income Available to Common Shareholders	$302,934	$28,495	$334,802	$33,935

Earnings per Share — Basic
Continuing Operations	$5.81	$0.36	$5.81	$0.24
Discontinued Operations	0.74	0.27	1.45	0.51

EPS — Basic	$6.55	$0.63	$7.26	$0.75

Earnings per Share — Diluted
Continuing Operations	$5.73	$0.35	$5.73	$0.24
Discontinued Operations	0.73	0.27	1.43	0.50

EPS — Diluted	$6.46	$0.62	$7.16	$0.74

2Q07	- 2 -	NYSE: CLP

COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2007
SECOND QUARTER FUNDS FROM OPERATIONS (FFO) RECONCILIATION
($ in 000s, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Net Income Available to Common Shareholders	$302,934	$28,495	$334,802	$33,935
Minority Interest in CRLP (Operating Ptr Unitholders)	5,569	6,674	12,836	8,059
Minority Interest in Gain/(Loss) on Sale of Undepreciated Property	(82)	1,506	(224)	2,641

Total	308,421	36,675	347,414	44,635

Adjustments — Consolidated Properties
Depreciation — Real Estate	31,591	36,829	65,991	76,360
Amortization — Real Estate	2,979	3,758	8,678	11,587
Remove: Gain/(Loss) on Sale of Property, net of Income Tax	(328,899)	(39,297)	(365,025)	(55,829)
Include: Gain/(Loss) on Sale of Undepreciated
Property, net of Income Tax and Minority Interest	887	7,052	5,140	9,623

Total Adjustments — Consolidated	(293,442)	8,342	(285,216)	41,741

Adjustments — Unconsolidated Properties
Depreciation — Real Estate	3,717	3,979	7,399	7,410
Amortization — Real Estate	1,587	1,673	3,054	2,880
Remove: Gain/(Loss) on Sale of Property	(73)	(960)	(8,554)	(1,200)

Total Adjustments — Unconsolidated	5,231	4,692	1,899	9,090

Funds from Operations	$20,210	$49,709	$64,097	$95,466

Transaction related and other charges:
Debt prepayment penalties	$29,208	$—	$29,208	$—
Mark-to-Market intangible and debt cost write-offs	(16,443)	—	(16,443)	—
Restructuring charges	1,528	—	1,528	—
Initiation of pension plan termination	1,400	—	1,400	—
Impairment charge on retail asset	2,500	—	2,500	—

FFO (excluding transaction related and other charges) (1)	$38,403	$49,709	$82,290	$95,466

FFO per Share
Basic	$0.36	$0.89	$1.13	$1.71
Diluted	$0.35	$0.88	$1.12	$1.69
Diluted (excluding transaction related and other charges) (1)	$0.67	$0.88	$1.44	$1.69

(1)	Includes an $18.2 million, or $0.32 per share, impact from items related to the Company’s strategic transactions that occurred in the second quarter of 2007. The transaction related and other charges are as follows: $12.8 million related to loss of retirement of debt (which includes $0.3 million related to debt cost write-off included in Interest Expense and Debt Cost Amortization on the Company’s Income Statement), $1.5 million of restructuring charges, $1.4 million related to the initiation of the pension plan termination and $2.5 due to an asset impairment charge related to a retail asset. The Company has presented FFO excluding transaction related and other charges due to the significance and nature of such charges. Each of these charges relate to the Company’s change in strategy and were incurred during the three months ended June 30, 2007.

Pursuant to the definition of Funds from Operations (“FFO”) adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

The Company believes that FFO is useful to investors because it provides an additional indicator of the Company’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the Company’s industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions.
SECOND QUARTER SHARES AND UNITS OUTSTANDING, WEIGHTED
(shares and units in 000s)

	Three Months Ended		Six Months Ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Basic
Shares	46,222	45,424	46,094	45,203
Operating Partnership Units (OP Units)	10,484	10,693	10,531	10,778

Total Shares & OP Units	56,706	56,117	56,625	55,981
Dilutive Common Share Equivalents	653	473	640	485
Diluted
Shares	46,875	45,897	46,734	45,688
Total Shares & OP Units	57,359	56,590	57,265	56,466

2Q07	- 3 -	NYSE: CLP

COLONIAL PROPERTIES TRUST
Corporate Reconciliations
($ in 000s, except per share data)
RECONCILIATION OF REVENUES

	Three Months Ended		Six Months Ended
	2Q07	2Q06	2Q07	2Q06
Divisional Total Revenues

Multifamily — Same-Property	$59,809	$56,833	$117,838	$112,274
Multifamily — Non Same-Property	18,628	20,597	37,088	43,125
Office	33,360	45,502	71,386	89,924
Retail	24,205	26,830	49,506	55,179

Total Divisional Revenues	136,002	149,762	275,818	300,502

Less: Unconsolidated Revenues — Mfam	(2,659)	(4,742)	(5,230)	(9,509)
Less: Unconsolidated Revenues — Off	(8,352)	(8,410)	(16,174)	(16,941)
Less: Unconsolidated Revenues — Rtl	(3,940)	(3,529)	(7,609)	(6,392)
Discontinued Operations	(10,218)	(26,074)	(22,297)	(54,685)
Construction Revenues	8,068	7,785	20,853	19,925
Unallocated Corporate Revenues	5,312	4,592	8,549	8,700

Cons. Rev, adj -‘06 Disc Ops	124,213	119,384	253,910	241,600

Add: Add’l Disc Ops Rev, post filing	—	16,247	—	31,751

Total Consol. Rev, per 10-Q / K	$124,213	$135,631	$253,910	$273,351

RECONCILIATION OF EXPENSES

	2Q07	2Q06	2Q07	2Q06
Divisional Total Expenses

Multifamily — Same-Property	$22,835	$21,613	$45,182	$43,125
Multifamily — Non Same-Property	8,690	9,203	17,678	18,954
Office	11,295	15,847	24,119	30,911
Retail	7,558	7,510	15,000	15,254

Total Divisional Expenses	50,378	54,173	101,979	108,244

Less: Unconsolidated Expenses — Mfam	(1,364)	(1,954)	(2,870)	(3,781)
Less: Unconsolidated Expenses — Off	(3,474)	(3,534)	(6,662)	(6,915)
Less: Unconsolidated Expenses — Rtl	(1,264)	(1,193)	(2,406)	(2,107)
Discontinued Operations (1)	(6,567)	(10,061)	(11,731)	(21,293)
Impairment Charge (1)	2,500	—	2,500	—
Other Expense	248	215	583	435

Total Property Operating Expenses	40,457	37,646	81,393	74,583
Construction Expenses	7,495	7,657	19,866	19,026
Property Management Expenses	3,958	2,831	7,448	6,542
General & Administrative Expenses	7,814	4,483	13,929	9,746
Management Fee and Other Expenses	4,218	3,453	7,161	5,993
Restructuring Charge	1,528	—	1,528	—
Depreciation	31,806	31,789	65,920	64,985
Amortization	3,182	3,329	8,906	9,038

Cons. Exp, adj -‘06 Disc Ops	100,458	91,188	206,151	189,913

Add: Add’l Disc Ops Exp, post filing	—	9,716	—	14,546

Total Consol. Exp, per 10-Q / K	$100,458	$100,904	$206,151	$204,459

RECONCILIATION OF NOI

	2Q07	2Q06	2Q07	2Q06
Divisional Total NOI

Multifamily — Same-Property	$36,974	$35,220	$72,656	$69,149
Multifamily — Non Same-Property	9,938	11,394	19,410	24,171
Office	22,065	29,655	47,267	59,013
Retail	16,647	19,320	34,506	39,925

Total Divisional NOI	85,624	95,589	173,839	192,258

Less: Unconsolidated NOI — Mfam	(1,295)	(2,788)	(2,360)	(5,728)
Less: Unconsolidated NOI — Off	(4,878)	(4,876)	(9,512)	(10,026)
Less: Unconsolidated NOI -Rtl	(2,676)	(2,336)	(5,203)	(4,285)
Discontinued Operations	(3,651)	(16,013)	(10,566)	(33,392)
Unallocated Corporate Revenues	5,312	4,592	8,549	8,700
Other Expenses	(248)	(215)	(583)	(435)
Construction NOI	573	128	987	899
Property Management Expenses	(3,958)	(2,831)	(7,448)	(6,542)
General & Administrative Expenses	(7,814)	(4,483)	(13,929)	(9,746)
Management Fee and Other Expenses	(4,218)	(3,453)	(7,161)	(5,993)
Restructuring Charge	(1,528)	—	(1,528)	—
Depreciation	(31,806)	(31,789)	(65,920)	(64,985)
Amortization	(3,182)	(3,329)	(8,906)	(9,038)
Impairment Charge (1)	(2,500)	—	(2,500)	—

Income from Operations	23,755	28,196	47,759	51,687
Total Other Income (Expense)	248,692	1,143	229,997	(20,707)

Income from Contin’g Ops (2)	272,447	29,339	277,756	30,980

Disc Ops	—	6,531	—	10,121
06 & 07 Disc Ops Other Inc(Exp)	—	(2,590)	—	(4,509)

Inc from Cont (2), per 10-Q / K	$272,447	$33,280	$277,756	$36,592

Notes:

(1)	The $2.5 million impairment charge is related to a retail asset classified as held for sale, therefore this charge is also included in discontinued operations.

(2)	Income from Continuing Operations before extraordinary items, minority interest and discontinued operations. Adjustments for additional discontinued operations have restated prior periods in accordance with FAS 144.

2Q07	- 4 -	NYSE: CLP